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EXHIBIT 2.1










                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                     Among:

                          GLOBAL PATENT HOLDINGS, LLC,
                      a Delaware limited liability company,


                          ACACIA RESEARCH CORPORATION,
                             a Delaware corporation

                                       and


                     ACACIA GLOBAL ACQUISITION CORPORATION,
                             a Delaware corporation

                                ----------------

                          Dated as of January 28, 2005

                                ----------------

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                                TABLE OF CONTENTS

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1.   Sale and Purchase of LLC Interests; Related Transactions..................1

     1.1.   Sale and Purchase of LLC Interests.................................1

     1.2.   Purchase Price.....................................................1

     1.3.   Closing............................................................1

2.   Representations and Warranties of Seller..................................2

     2.1.   Due Organization; No Subsidiaries..................................2

     2.2.   Organizational Documents; Records..................................3

     2.3.   Capitalization.....................................................3

     2.4.   Financial Statements...............................................4

     2.5.   Absence of Changes.................................................4

     2.6.   Title to Assets....................................................5

     2.7.   Intellectual Property Rights.......................................5

     2.8.   Contracts; Consents................................................6

     2.9.   No Undisclosed Liabilities.........................................7

     2.10.  Compliance with Legal Requirements.................................8

     2.11.  Governmental Authorizations........................................8

     2.12.  Tax Matters........................................................8

     2.13.  Labor Matters; Benefit Plans.......................................9

     2.14.  Intellectual Property Disclosures..................................9

     2.15.  Related Party Transactions.........................................9

     2.16.  Proceeds; Orders..................................................10

     2.17.  Authority; Binding Nature of Agreements...........................10

     2.18.  Non-Contravention; Consents.......................................11

     2.19.  Brokers...........................................................11

     2.20.  Investment Company Act............................................11

     2.21.  Investment Representations........................................12

     2.22.  Solvency..........................................................13

     2.23.  Exclusive Representations and Warranties..........................13

3.   Representations and Warranties of Purchaser and Acacia...................13

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     3.1.   Due Organization; Good Standing...................................14

     3.2.   Authority; Binding Nature Of Agreements...........................14

     3.3.   No Default, Violation or Consent..................................14

     3.4.   No Proceedings....................................................15

     3.5.   SEC Filings; Purchaser Financial Statements.......................15

     3.6.   No Material Adverse Effect........................................15

     3.7.   Brokers...........................................................16

     3.8.   Purchase Shares...................................................16

     3.9.   No Representations................................................16

4.   Closing Deliverables.....................................................16

     4.1.   Agreements and Documents of Seller................................16

     4.2.   Agreements and Documents of the Purchaser and Acacia..............17

5.   Post-Closing Covenants Of The Parties....................................18

     5.1.   Filings And Consents..............................................18

     5.2.   Tax Allocation....................................................19

6.   Indemnification..........................................................19

     6.1.   Survival of Seller Representations................................19

     6.2.   Indemnification By Seller.........................................19

     6.3.   Threshold; Ceiling; Limits........................................20

     6.4.   Exercise Of Remedies By Seller Indemnitees Other Than Purchaser...21

     6.5.   Survival of Purchaser and Acacia Representations..................21

     6.6.   Indemnification By Acacia.........................................21

     6.7.   Notice and Defense of Third Party Claims..........................22

     6.8.   Losses Net of Insurance, Recoveries, Etc..........................23

     6.9.   Sole and Exclusive Remedies.......................................24

7.   Miscellaneous............................................................24

     7.1.   Further Assurances................................................24

     7.2.   Fees And Expenses.................................................24

     7.3.   Notices...........................................................25

     7.4.   Time Of The Essence...............................................27

     7.5.   Headings..........................................................27

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     7.6.   Counterparts......................................................27

     7.7.   Governing Law.....................................................27

     7.8.   Successors and Assigns............................................27

     7.9.   Waiver............................................................27

     7.10.  Amendments........................................................28

     7.11.  Severability......................................................28

     7.12.  Parties In Interest...............................................28

     7.13.  Limitation of Individual Liability................................28

     7.14.  Entire Agreement..................................................28

     7.15.  Construction......................................................29

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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

         This Membership Interest Purchase Agreement is entered into as of January 28, 2005, by and among Global Patent Holdings, LLC, a Delaware limited liability company ("Seller"), Acacia Research Corporation, a Delaware corporation ("Acacia"), and Acacia Global Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acacia ("Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Seller owns all of the issued and outstanding membership interests of the Acquired Companies (collectively, the "LLC Interests"), which constitute all of the outstanding equity and other interests of the Acquired Companies.

         B. Seller wishes to sell all of the LLC Interests to the Purchaser, and the Purchaser desires to purchase all of the LLC Interests from Seller, on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         The Purchaser, Acacia and Seller, intending to be legally bound, agree as follows:

1.       SALE AND PURCHASE OF LLC INTERESTS; RELATED TRANSACTIONS

         1.1. SALE AND PURCHASE OF LLC INTERESTS. At the Closing, Seller shall sell, assign, transfer and deliver the LLC Interests, free and clear of all Encumbrances as of the date hereof, to the Purchaser, and the Purchaser shall, and Acacia shall cause the Purchaser to, purchase, assume and accept the LLC Interests from Seller, on the terms and subject to the conditions set forth in this Agreement.

         1.2. PURCHASE PRICE.

                  (a) The aggregate purchase price payable by the Purchaser for the LLC Interests (the "Purchase Price") shall be payable in cash and ACTG Stock as follows:

                           (i) cash in the amount of Three Million Dollars
($3,000,000) (the "Cash Consideration"); and

                           (ii) 3,938,832 shares of ACTG Stock, which shall be
issued to Seller or its members at the Closing (the "Purchase Shares").

         1.3. CLOSING.

                  (a) The closing of the purchase and sale of the LLC Interests hereunder (the "Closing") shall take place on the date this Agreement is signed at such place and time as the Purchaser and Seller may jointly designate). "Closing Date" shall mean the date as of which the Closing actually takes place, and "Effective Time" shall mean the time as of which the Closing actually takes place.

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                  (b) At the Closing:

                           (i) the Purchaser shall pay to Seller by wire
transfer the Cash Consideration and shall issue and deliver to Seller (or to the members of Seller, pro rata, as directed by Seller) certificates representing the Purchase Shares; and

                           (ii) the parties shall deliver each of the closing
deliverables set forth in Section 4.

2.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to the Purchaser, as of the Closing Date, as follows:

         2.1. DUE ORGANIZATION; NO SUBSIDIARIES.

                  (a) Seller and each of the Acquired Companies are limited liability companies duly organized, validly existing and in good standing under the laws of the state of their respective organization, and each of these limited liability companies has all necessary power and authority:

                           (i) to conduct its business in the manner in which
its business is currently being conducted;

                           (ii) to own and use its assets in the manner in which
its assets are currently owned and used; and

                           (iii) to perform its obligations under all its
Contracts.

                  (b) Seller and each of the Acquired Companies are in good standing as a foreign limited liability company in each of the jurisdictions identified in Part 2.1(b) of the Disclosure Schedule.

                  (c) Part 2.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the managers and members of each of Seller and the Acquired Companies and (ii) the names of the officers of each of Seller and the Acquired Companies.

                  (d) None of Seller, the Acquired Companies nor any of their respective managers or members, has ever approved, or commenced any proceeding or made any election contemplating, the dissolution, liquidation, sale or other disposition of Seller, any of the Acquired Companies or the winding up or cessation of Seller's or any of the Acquired Companies' respective business or affairs.

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                  (e) Except as set forth in Part 2.1(e) of the Disclosure
Schedule, each of the Acquired Companies has no subsidiaries, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect ownership interest of any nature in, any Entity. Seller currently has no Subsidiaries other than the Acquired Companies.

         2.2. ORGANIZATIONAL DOCUMENTS; RECORDS.

                  (a) Seller has delivered to the Purchaser accurate and complete copies of:

                           (i) Organizational Documents for each of Seller and
the Acquired Companies, including all amendments thereto;

                           (ii) the membership interest register or other
membership interest records of each of Seller and the Acquired Companies; and

                           (iii) the minutes and other records of the meetings
and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the managers of each of the Acquired Companies and of the members of each of Seller and the Acquired Companies.

                  (b) The Acquired Companies have never engaged in any business other than the purchasing and licensing of the Intellectual Property Rights and enforcement of rights related to the Intellectual Property Rights and related activities.

         2.3. CAPITALIZATION.

                  (a) The authorized equity of each of the Acquired Companies consists of membership interests represented by the LLC Interests specified in
Part 2.3(a) of the Disclosure Schedule, all of which are outstanding and owned, beneficially and of record, by Seller.

                  (b) Seller has, and the Purchaser will acquire at the Closing, good, valid and marketable title to all of the LLC Interests free and clear of any Encumbrances.

                  (c) All of the LLC Interests (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

                  (d) There is no:

                           (i) outstanding subscription, option, call, warrant
or right (whether or not currently exercisable) to acquire any equity interest in, or other security of, any of the Acquired Companies;

                           (ii) outstanding security, instrument or obligation
that is or may become convertible into or exchangeable for any equity interest in, or other security of, any of the Acquired Companies;

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                           (iii) Contract under which any of the Acquired
Companies is or may become obligated to sell or otherwise issue any equity interest or other security; or

                           (iv) any condition or circumstance that may directly
or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any equity interest in, or other security of, any of the Acquired Companies.

         2.4. FINANCIAL STATEMENTS

                  (a) Seller has delivered to Buyer the unaudited consolidated balance sheets of Seller and each Acquired Company, as applicable, as at December 31 of each of the fiscal years 1999 through 2004 ("Balance Sheets"), and the related unaudited consolidated statements of income for each of the fiscal years then ended (the "Financial Statements"). The Financial Statements fairly present in all material respects the financial condition and the results of operations of each of Seller and the Acquired Companies on a consolidated basis, as applicable, as at the respective dates of and for the periods referred to in such Financial Statements. The Financial Statements reflect in all material respects the consistent application of accounting principles throughout the periods involved. The Financial Statements have been and will be prepared from and are in accordance with, in all material respects, accounting Records of Seller and each of the Acquired Companies.

                  (b) Each of the Seller's and the Acquired Companies' books of account and other financial Records, all of which have been made available to the Purchaser, are complete and correct in all material respects and represent in all material respects actual, bona fide transactions and have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls. At the Closing, all of books and Records of the Acquired Companies will be in the possession of the Acquired Companies.

         2.5. ABSENCE OF CHANGES.

         Except as provided in the Transactional Agreements, since December 31, 2004:

                  (a) None of the Acquired Companies has made any promises to any Persons with regard to future employment or engagement;

                  (b) Except as specified in Part 2.5(b) of the Disclosure Schedule, none of the Acquired Companies has entered into, nor have any of the assets owned or used by the Acquired Companies become bound by, any material Contract;

                  (c) Except as specified in Part 2.5(c) of the Disclosure Schedule, no material Contract by which the Acquired Companies or any of the assets owned or used by the Acquired Companies is or was bound, or under which the Acquired Companies has or had any rights or interest, has been amended or terminated;

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                  (d) None of the Acquired Companies has changed any of its
methods of accounting or accounting practices in any respect;

                  (e) None of the Acquired Companies has entered into any transaction or taken any other action outside the Ordinary Course of Business except for the Transactions;

                  (f) None of the Acquired Companies has agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses "(a)" through "(e)" above; and

                  (g) Except as specified in Part 2.5, including Part 2.5(g), of the Disclosure Schedule, each of the Acquired Companies has (i) operated its business in the Ordinary Course of Business and consistent with past practice and (ii) preserved intact its relationships with its customers, licensees, licensors, suppliers, providers, payors and other Persons with which it has significant business relationships.

         2.6. TITLE TO ASSETS.

                  (a) Except as provided in Part 2.6(b) of the Disclosure Schedule, each of the Acquired Companies owns, and has good, valid and marketable title to, all assets purported to be owned by it, free and clear of Encumbrances, including without limitation: (i) all Intellectual Property Rights identified or required to be identified in Parts 2.7(a)(i) of the Disclosure Schedule and (ii) all other assets reflected in the books and records of the Acquired Companies as being owned by such Acquired Companies. Additionally, to Seller's Knowledge, except as provided in Part 2.8(b) of the Disclosure Schedule, each of the Acquired Companies has a valid right to license and enforce all Intellectual Property Rights identified in Part 2.7(a)(ii) and in the IP Contracts listed in Part 2.7(a)(iv) of the Disclosure Schedule free and clear of all Encumbrances.

                  (b) Except as set forth in Part 2.6(b) of the Disclosure Schedule, all of such assets are owned by the Acquired Companies free and clear of any Encumbrances as of the date hereof.

         2.7. INTELLECTUAL PROPERTY RIGHTS.

                  (a)

                           (i) Part 2.7(a)(i) of the Disclosure Schedule sets
forth a complete list of each Patent in which any of the Acquired Companies has an ownership interest.

                           (ii) Part 2.7(a)(ii) of the Disclosure Schedule sets
forth a complete list of each Patent in which a third party has an ownership interest and which any of the Acquired Companies has license and/or enforcement rights.

                           (iii) Part 2.7(a)(iii) of the Disclosure Schedule
identifies, and Seller has delivered to Purchaser, accurate and complete copies of, each of the IP Contracts under which any of the Acquired Companies has any ongoing royalty or payment obligations, and to Seller's Knowledge, there are no outstanding or threatened disputes, disagreements, claims or Proceedings with respect to any such IP Contracts, except as described in Part 2.8(b) or any other part of the Disclosure Schedule.

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                           (iv) To the Seller's Knowledge, any IP Contract,
pursuant to which any Acquired Company, as owner or licensee of any Patent, has granted to any third party any right (whether or not currently exercisable) to use, license or otherwise exploit any material Intellectual Property Rights, has been identified in Part 2.7(a)(iv) of the Disclosure Schedule. Additionally, to the Seller's Knowledge, Seller has provided Purchaser with access to all written information in its possession which identifies any Person who has a right (whether or not currently exercisable) to use, license or otherwise exploit any Intellectual Property Rights.

                           (v) Except as set forth in Part 2.7(a)(v) of the
Disclosure Schedule, regarding the Patents identified in Parts 2.7(a)(i) or
(ii), to the Seller's Knowledge, (i) no such Patents have expired due to failure to make a required maintenance fee, and (ii) such Patents are not now involved in any interference, reissue, reexamination or opposition proceeding.

                           (vi) To Seller's Knowledge, as of the Effective Time,
there are no divisions, continuations or continuations-in-part to any of the Patents listed in Parts 2.7(a)(i) or (ii).

                  (b) None of the Acquired Companies have (i) licensed any of the Intellectual Property Rights listed in Parts 2.7(a)(i) or 2.7(a)(ii) to any other Person on an exclusive basis, or (ii) except as may otherwise be provided in any of the Contracts included in the Disclosure Schedule, (x) entered into any Contract under which any other Person has the right to distribute, license or sublicense any of the Intellectual Property Rights listed in Parts 2.7(a)(i) or 2.7(a)(ii), or (y) entered into any covenant not to compete or other Contract limiting the ability of any of the Acquired Companies to fully exploit any of the Intellectual Property Rights listed in Parts 2.7(a)(i) or 2.7(a)(ii) or to transact business in any market or geographical area or with any other Person.

                  (c) To Seller's Knowledge, no current or former employee, officer, manager, member, consultant or independent contractor of Seller or any of the Acquired Companies has any right, claim or interest in or with respect to any Intellectual Property.

         2.8. CONTRACTS; CONSENTS.

                  (a) Except as may otherwise be provided and identified in any of the Contracts listed in Part 2.8(a) of the Disclosure Schedule, no Contract contains a "most favored nations" provision. To the Knowledge of Seller, Seller has delivered to the Purchaser accurate and complete copies of each Contract identified in Part 2.8(a) of the Disclosure Schedule. Subject to Part 2.8(b) of the Disclosure Schedule, each such Contract, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, is valid and in full force and effect, and is enforceable by the Acquired Companies in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

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                  (b) Except as set forth in Part 2.8(b) of the Disclosure
Schedule, to the Knowledge of Seller:

                           (i) no Acquired Company has materially violated,
Breached, declared or committed any material default under any IP Contract or material Company Contract, and, to the Knowledge of Seller, no other Person has materially violated, Breached, declared or committed any material default under any IP Contract or Company Contract;

                           (ii) no event has occurred, and no circumstance or
condition exists, that (with or without notice or lapse of time) can reasonably be expected to, (A) result in a material violation or material Breach of any of the provisions of any IP Contract or Company Contract, (B) give any Person the right to declare a material default or exercise any remedy under any IP Contract or Company Contract, (C) give any Person the right to accelerate the maturity or performance of any IP Contract or Company Contract, or (D) give any Person the right to cancel, terminate or materially modify any IP Contract or Company Contract; and

                           (iii) none of the Acquired Companies has waived any
of its material rights under any IP Contract or Company Contract, except as disclosed in the Disclosure Schedule.

                  (c) Part 2.8(c) of the Disclosure Schedule identifies each Consent required to be obtained by the Seller and each notice required to be made by the Seller or the Acquired Companies to any Person for (i) the transfer of the LLC Interests to the Purchaser at the Closing, (ii) the avoidance, upon transfer of the LLC Interests to the Purchaser at the Closing, of any of the circumstances set forth in Section 2.8(b)(ii)(A)-(D) above, and (iii) the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

         2.9. NO UNDISCLOSED LIABILITIES. Each of the Acquired Companies has no Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP except (i) for Liabilities identified as such in the "liabilities" column of the consolidated Financial Statements dated as of December 31, 2004,
(ii) for trade payables incurred in the Ordinary Course of Business, (iii) for any of the Acquired Companies' obligations under the IP Contracts or Company Contracts listed in Part 2.8(a) of the Disclosure Schedule and (iv) as set forth on Part 2.9 of the Disclosure Schedule. The Acquired Companies have no operating leases, except as listed, if any, in the Disclosure Schedule.

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         2.10. COMPLIANCE WITH LEGAL REQUIREMENTS. To the Knowledge of Seller,
except for qualification, authorization, registration or licensing to do business as a foreign limited liability company and except in such instances where it would not be reasonably likely to have a Material Adverse Effect, each of the Acquired Companies has conducted its business in compliance with all, and is not in violation of, any applicable Legal Requirements. None of Seller or any of the Acquired Companies has received any written notification of any asserted present or past failure by any of the Acquired Companies to comply with any applicable Legal Requirements or Order.

         2.11. GOVERNMENTAL AUTHORIZATIONS. To Knowledge of Seller, no Governmental Authorizations are necessary or required by applicable law in connection with the execution, delivery and performance of the Transaction Agreements or the Transactions by Seller and Seller's members or in connection with the operation of the Acquired Companies' respective businesses.

         2.12. TAX MATTERS.

                  (a) Seller and the Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns required to be filed by them pursuant to applicable Legal Requirements and that relate to the business of the Acquired Companies. All Tax Returns filed by Seller and each of the Acquired Companies that relate to the business of the Acquired Companies are true, correct and complete in all material respects. Each of Seller and the Acquired Companies has paid, or made provision for the payment of, all Taxes that relate to the business of the Acquired Companies prior to the Closing Date and that are due for all periods covered by such Tax Returns or otherwise due prior to the Closing Date, or pursuant to any assessment received by Seller or the Acquired Companies prior to the Closing Date. Neither Seller nor any of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any taxing authority in a writing received by Seller or any of the Acquired Companies in a jurisdiction where Seller or any of the Acquired Companies does not file Tax Returns that Seller or any of the Acquired Companies is or may be subject to taxation by that jurisdiction on income attributable to the business of the Acquired Companies. As of the date hereof, there are no Encumbrances on any of the Acquired Companies' assets or properties that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Seller and each of the Acquired Companies has delivered or made available to the Purchaser copies of all Tax Returns of Seller and the Acquired Companies filed since their respective dates of formation. There is no dispute or claim concerning any Taxes of Seller or any of the Acquired Companies relating to the business of the Acquired Companies raised by any taxing authority in a writing received by Seller or any of the Acquired Companies. There has not been received by Seller or any of the Acquired Companies in writing a proposed Tax assessment or deficiency against Seller or any of the Acquired Companies relating to the business of the Acquired Companies.

                  (c) All Taxes relating to the business of the Acquired Companies that Seller and each of the Acquired Companies is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

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                  (d) Except as set forth in Part 2.12 of the Disclosure
Schedule, there is not currently in effect with respect to any of the Acquired Companies any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar agreement, arrangement or understanding or practice with respect to Taxes that will require any payment by any of the Acquired Companies after the Closing Date.

                  (e) Since the date of each of the Acquired Companies' formation, each of the Acquired Companies has qualified for and has taken properly all necessary steps to be treated as a disregarded entity for federal and all applicable state income tax purposes, as provided for by Treasury Regulations Sections 301.7701-1, et seq., and none of Seller or the Acquired Companies has taken a position inconsistent with such treatment.

         2.13. LABOR MATTERS; BENEFIT PLANS.

                  (a) Except as set forth in Part 2.13(a) of the Disclosure Schedule, none of the Acquired Companies has ever had any employees or independent contractors.

                  (b) Since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Plan to be terminated by the PBGC under circumstances which would cause Seller or any of the Acquired Companies to incur a Liability under Title IV of ERISA. Since the effective date of ERISA, no Reportable Event has occurred with respect to any Plan and no Plan has been terminated in whole or in part. No withdrawals from any Plans have occurred which could subject the Seller or any of the Acquired Companies to any liability.

         2.14. INTELLECTUAL PROPERTY DISCLOSURES. Seller has made available to Purchaser in all material respects all information and assistance that the Purchaser has requested regarding the Intellectual Property Rights.

         2.15. RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.16 of the Disclosure Schedule and other than its ownership of the LLC Interests or membership interests of the Seller or as contemplated by the Transactional Agreements, (a) to Seller's Knowledge no Related Party has any direct or indirect interest of any nature in or to the Acquired Companies or any of the assets of the Acquired Companies, including the Intellectual Property Rights,
(b) none of the Acquired Companies are indebted to any Related Party, (c) no Related Party has entered into, or has any direct or indirect financial interest in, any IP Contract or Company Contract, or any transaction or business dealing of any nature involving the Acquired Companies or the Intellectual Property Rights; (d) no Related Party is competing, directly or indirectly, with the Acquired Companies; and (e) no Related Party has any claim or right against any of the Acquired Companies (including rights to receive compensation for services performed as an employee or Independent Contractor of Seller).

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         2.16. PROCEEDS; ORDERS. Except as set forth in Part 2.16 of the
Disclosure Schedule, to Seller's Knowledge there is no pending Proceeding, and the Seller has not received notice of any threat made by any Person to commence any Proceeding (a) that involves the Seller, the Intellectual Property Rights or any of the Acquired Companies or that otherwise relates to or might have a Material Adverse Effect on the Intellectual Property Rights or any of the Acquired Companies (whether or not any of the Acquired Companies are named as a party thereto) or (b) that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the Transactions. To the Seller's Knowledge, there is no Order to which any of the Acquired Companies or any of the material assets owned or used by any of the Acquired Companies (including the Intellectual Property Rights and the IP Contracts), is subject. To the Seller's Knowledge, no employee or independent contractor of Seller is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity or practice relating to any of the Acquired Companies or their Intellectual Property Rights.

         2.17. AUTHORITY; BINDING NATURE OF AGREEMENTS. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transactional Agreements. The execution, delivery and performance by Seller of the Transactional Agreements and the Transactions have been duly authorized by all necessary action on the part of Seller and its members, managers and officers. The Transactions have been duly authorized by all necessary action on the part of Seller and its members, managers and officers. This Agreement, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which Seller is a party will, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.18. NON-CONTRAVENTION; CONSENTS.

         Except as would not be reasonably likely to have a Material Adverse Effect or as disclosed in Part 2.8 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of Seller's or any of Acquired Companies' Organizational Documents, or (ii) any resolution adopted by Seller's managers or members;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of Acquired Companies or any of their respective members, or any of the assets owned or used by any of the Acquired Companies, is subject;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any of the Acquired Companies' business or to any of the assets owned or used by any of the Acquired Companies;

                  (d) contravene, conflict with or result in a violation or Breach of, or result in a default under, any provision of any IP Contract or Company Contract;

                  (e) give any Person a right to (i) declare a default or exercise any remedy under any IP Contract or Company Contract, (ii) accelerate the maturity or performance of any IP Contract or Company Contract, or (iii) cancel, terminate or modify any IP Contract or Company Contract; or

                  (f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies.

         2.19. BROKERS. None of Seller, any of the Acquired Companies or any of their respective members has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         2.20. INVESTMENT COMPANY ACT. Seller is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended

         2.21. INVESTMENT REPRESENTATIONS.

                  (a) Seller (and to Seller's Knowledge, its members) understands that the Purchase Shares are being offered and sold pursuant to a private placement exemption from registration contained in the Securities Act of 1933, as amended (the "Securities Act") based in part upon Seller's representations contained in this Agreement and upon the representations of Seller's members contained in the Investment Representation Letter.

                  (b) Seller (and to Seller's Knowledge, its members) have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Acacia so that they are capable of evaluating the merits and risks of their investment in Acacia and have the capacity to protect their own interests. Seller (and to Seller's Knowledge, its members) must bear the economic risk of this investment indefinitely unless the Purchase Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Seller (and to Seller's Knowledge, its members) also understand that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller or its members to transfer all or any portion of the Purchase Shares under the circumstances, in the amounts or at the times Seller and its members might propose.

                  (c) Seller is acquiring the Purchase Shares for its own account for investment only, and not with a view towards their distribution.

                  (d) Seller represents that by reason of its, or of its management's, business or financial experience, Seller has the capacity to protect their own interests in connection with the transactions contemplated in the Agreement. Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

                  (e) Seller is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act.

                  (f) Seller has had an opportunity to discuss Acacia's business, management and financial affairs with directors, officers and management of Acacia and have had the opportunity to review Acacia's operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from Acacia and its management regarding the terms and conditions of this investment.

                  (g) Seller acknowledges and agrees that the Purchase Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller and its members have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act as in effect on the date hereof, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Acacia, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                  (h) The office of Seller in which its investment decision was made is located at the address or addresses of Seller set forth in Part 2.23(h) of the Disclosure Schedule. Seller or to Seller's knowledge its members are United States persons (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended).

                  (i) Seller acknowledges and agrees that the Purchase Shares are subject to restrictions on transfer as set forth in the applicable securities laws.

                  (j) All certificates representing the Purchase Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

                           (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

                           (ii) Any legend required by appropriate blue sky
officials.

         2.22. SOLVENCY. Immediately after the consummation of the Transactions,
(a) the fair value of the assets of Seller will exceed its debts and Liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Seller will be greater than the amount that will be required to pay the probable obligations of its debts and other Liabilities, subordinated, contingent or otherwise, as such debts and other Liabilities become absolute and matured and (c) Seller will be able to pay its debts and Liabilities, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured.

         2.23. EXCLUSIVE REPRESENTATIONS AND WARRANTIES. Other than the representations and warranties set forth in this Article 2, Seller is not making any other representation or warranty, express or implied. Seller has provided the Purchaser and the Purchaser's Representatives with full and complete access to all records and other documents and data relating to the Acquired Companies.

3.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACACIA

         The Purchaser and Acacia represents and warrants, to and for the benefit of Seller, as of the Closing Date, as follows:

         3.1. DUE ORGANIZATION; GOOD STANDING. Each of the Purchaser and Acacia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2. AUTHORITY; BINDING NATURE OF AGREEMENTS. Each of the Purchaser and Acacia has the requisite corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party. Each of the Purchaser and Acacia and their respective board of directors have taken all necessary corporate action to duly authorize the execution, delivery and performance of the Transactional Agreements to which the Acacia or Purchaser is a party. This Agreement, and upon the execution and delivery of the additional Transactional Agreements at the Closing, the Transactional Agreements, constitute legal, valid and binding obligations of the Purchaser and Acacia, as applicable, (with respect to the Transactional Agreements to which the Purchaser or Acacia is a party), enforceable against the Purchaser and Acacia, as applicable, in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3. NO DEFAULT, VIOLATION OR CONSENT. The execution, delivery and performance by the Purchaser and Acacia, as applicable, of the Transactional Agreements to which it is a party do not and will not:

                  (a) violate the Purchaser's or Acacia's charter or by-laws;

                  (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Encumbrance on any assets of the Purchaser or Acacia under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which the Purchaser or Acacia is a party or by which the Purchaser or Acacia or any of their assets is bound;

                  (c) breach or otherwise violate any Order or Legal Requirement of any court or other Governmental Body;

                  (d) require any Consent, authorization (including any Governmental Authorization), approval from Shareholders or otherwise, except the Consent of the Securities and Exchange Commission with respect to the prospectus and registration statement to be used under the Registration Rights Agreement; and

                  (e) except in the case of clauses (b) through (d) above, for such matters as would not, individually or in the aggregate, be likely to have a material adverse effect on Purchaser's or Acacia's ability to perform its obligations under the Transactional Agreements.

         3.4. NO PROCEEDINGS. Other than as set forth in the SEC Reports, there is no action, suit or proceedings of any nature pending or the Acacia's Knowledge threatened against the Purchaser or Acacia, it properties or business which have had or would reasonably likely to have a Material Adverse Effect on the Purchaser or Acacia or which in any manner would challenge or seek to prevent, enjoin, hinder or delay any of the transactions contemplated hereby.

         3.5. SEC FILINGS; PURCHASER FINANCIAL STATEMENTS.

                  (a) Acacia has filed all forms, reports, registration statements and documents required to be filed by Acacia with the SEC since January 1, 2004 and has made available to the Seller such forms, reports, and documents in the form filed with the SEC since such date. All such required forms, reports and documents (including those that the Purchaser may file subsequent to the date hereof until the Closing) are referred to herein as the "SEC Reports;" provided, that any SEC Report shall be deemed to include all amendments to such report through the date hereof. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by subsequently filed documents with the SEC.

                  (b) Each of the consolidated financial statements of Acacia (including, in each case, the notes thereto), included in the SEC Reports (the "Purchaser Financial Statements"), including each SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than the provision of notes to the financial statements or in the case of unaudited interim financial statements as permitted by the SEC on Form 10-Q of the Exchange Act); and (iii) fairly presented the consolidated financial position of the Acacia and its subsidiaries at the respective dates thereof and the consolidated results of Acacia's operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to audit adjustments). There has been no change in Acacia's accounting policies during the periods covered by the Purchaser Financial Statements except as described in the notes thereto.

         3.6. NO MATERIAL ADVERSE EFFECT. Since December 31, 2004, there has not been any Material Adverse Effect with respect to the Purchaser or Acacia.

         3.7. BROKERS. Neither the Purchaser nor Acacia has agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         3.8. PURCHASE SHARES.

                  (a) The Purchase Shares to be issued at the Closing will, when issued and delivered in accordance with this Agreement, be: (i) duly authorized, validly issued, fully paid and non-assessable, (ii) in compliance with applicable securities laws, (iii) entitled to all of the benefits and rights stated in Acacia's articles of incorporation and other charter documents, (iii) free and clear of any Encumbrance or any other limitation or restriction, including any irrevocable proxies, (iv) issued and delivered without any violation of any right of any Person under any applicable Legal Requirements, any obligation of the Purchaser or Acacia or of the Purchaser's or Acacia's certificate of incorporation or by-laws or other organizational documents or the terms of any agreement to which the Purchaser or Acacia is a party or by which the Purchaser or Acacia is bound; provided, however, that the Purchase Shares to be issued hereunder will be subject to restrictions on transfer under applicable federal and state securities laws.

                  (b) With respect to the Purchase Shares, (i) there are no outstanding subscriptions, options, warrants, rights, or other agreements granting to any Person, firm or corporation, any interest in or right to acquire from the Acacia, at any time, or upon the happening of any stated event, an interest in such Purchase Shares and (ii) such Purchase Shares are restricted securities and may only be sold, under current law, either by (A) the registration of the Purchase Shares under the Securities Act and applicable state securities acts, (B) compliance with Rule 144 of the Securities Act or (C) the availability of an exemption from the registration requirements of the Securities Act and applicable state securities acts. The Purchaser will use its best efforts to maintain current information by complying with its reporting requirements under the Exchange Act, as amended.

         3.9. NO REPRESENTATIONS. Purchaser and Acacia acknowledge that Seller is not making any representations or warranties concerning (i) infringement by any third party of any claims of the Intellectual Property Rights, (ii) the validity or enforceability of any of the Intellectual Property Rights or (iii) the revenues that may be realized by Purchaser from licensing or enforcing the Intellectual Property Rights.

4.       CLOSING DELIVERABLES

         4.1. AGREEMENTS AND DOCUMENTS OF SELLER. At or prior to the Closing, the Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) all certificates of membership interest, if any, representing the LLC Interests, together with a membership interest assignment agreement substantially in the form attached hereto as Exhibit B (the "Membership Assignment");

                  (b) noncompetition agreements in the form of Exhibit C (the "Noncompetition Agreement"), executed by Seller and Brown;

                  (c) a consulting agreement in the form of Exhibit D (the "Consultant Agreement"), executed by Cascade Ventures, Inc.;

                  (d) a registration rights agreement in the form of Exhibit E (the "Registration Rights Agreement"), executed by Seller, Brown and the Seller's other members;

                  (e) an assignment and assumption agreement in the form of Exhibit F (the "Assumption Agreement"), executed by Seller;

                  (f) an Investment Representation Letter in the form of Exhibit G, executed by each of the Seller's members;

                  (g) written resignations of all managers and officers of each of the Acquired Companies, effective as of the Effective Time;

                  (h) a certificate executed by the managers of Seller, certifying as to the true, correct, complete and current (i) Organizational Documents of Seller, (ii) resolutions of the managers of Seller approving the Transactional Agreements and performance of the Transactions, (iii) resolutions of the members of Seller approving the Transactional Agreements and performance of the Transactions (or a certification that such approval is not required) and
(iv) incumbency of the managers or officers of Seller executing any of the Transactional Agreements or any related certificates;

                  (i) a certificate executed by an authorized representative of each of the Acquired Companies, certifying as to the true, correct, complete and current (i) Organizational Documents of each of the Acquired Companies, (ii) resolutions of the members of each of the Acquired Companies approving the Transactional Agreements and performance of the Transactions and (iii) incumbency of the managers or officers of the Acquired Companies executing any of the Transactional Agreements or any related certificates; and

                  (j) each Consent, and a copy of each notice, set forth on Part 2.8(c) of the Disclosure Schedule.

         4.2. AGREEMENTS AND DOCUMENTS OF THE PURCHASER AND ACACIA. At or prior to the Closing, Seller shall have received the following payments and agreements and documents, each of which shall be in full force and effect.

                  (a) the Cash Consideration;

                  (b) share certificates representing the Purchase Shares issued as set forth in Section 1.2(a)(ii);

                  (c) the Noncompetition Agreement for each of Seller and Brown, executed by the Purchaser and Acacia;

                  (d) the Assumption Agreement, executed by the Purchaser;

                  (e) the Consulting Agreement, executed by the Purchaser;

                  (f) the Registration Rights Agreement, executed by the Purchaser and Acacia; and

                  (g) a Certificate executed by the Secretary of each of the Purchaser and Acacia, certifying as to the true, correct, complete and current
(i) certificate of incorporation and bylaws of the Purchaser and Acacia, respectively, (ii) resolutions of the board of directors of each of the Purchaser and Acacia approving the Transactional Agreements and performance of the Transactions, as applicable, and (iii) incumbency of the officers of each of the Purchaser and Acacia executing any of the Transactional Agreements or any related certificates, as applicable.

5.       POST-CLOSING COVENANTS OF THE PARTIES.

         5.1. FILINGS AND CONSENTS. Purchaser and Seller shall use best efforts that:

                  (a) each other filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Purchaser or Seller in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 2.8(c) of the Disclosure Schedule), to the extent not made or given prior to the Closing, is made or given as soon as possible after the Closing;

                  (b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Seller in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 2.8(c) of the Disclosure Schedule), to the extent not obtained prior to the Closing, is obtained as soon as possible after the Closing; and

                  (c) Seller shall cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser may reasonably request, in connection with any filing, notice or Consent that the Purchaser is legally or contractually required to make, give or obtain in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions, including, without limitation, the preparation of audited financial statements for each of the Acquired Companies and/or the Purchaser. The Purchaser shall be responsible for all of the expenses associated with the preparation of any such filing, notice or Consent and the preparation of audited financial statements, including the costs and expenses of the Seller, the Seller's employees and the Seller's agents (including, but not limited to, the reasonable fees and expenses of the Seller's outside legal counsel but excluding legal fees and expenses set forth in Section 7.2(b)).

         5.2. TAX ALLOCATION5. Purchaser and Seller agree that the Purchaser's purchase of the LLC Interests from Seller will be treated as an asset purchase for federal income tax purposes.

6.       INDEMNIFICATION

         6.1. SURVIVAL OF SELLER REPRESENTATIONS.

                  (a) The representations, warranties, obligations and covenants of the Seller shall survive for a period of one (1) year following the Closing Date and all indemnification obligations of the Seller set forth in this Agreement shall expire on the one (1) year anniversary of the date hereof (the "Expiration Date"); PROVIDED, HOWEVER, that if, at any time prior to the Expiration Date, any Seller Indemnitee acting in good faith delivers to Seller a written notice alleging the existence of an inaccuracy of a representation or warranty or the Breach of a covenant made by Seller and asserting a claim for recovery under this Section 6.1 based upon such inaccuracy or Breach, then the claim asserted in such notice shall survive the Expiration Date until such time as the claim is fully and finally resolved.

                  (b) The representations, warranties, covenants and obligations of the Seller and the rights and remedies that may be exercised by Seller Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished (except as set forth in the Disclosure Schedule) to, or any investigation made by, any of Seller Indemnitees or any of their Representatives, except to the extent such information is actually Known by Acacia, the Purchaser or any of their respective affiliates.

                  (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be part of the related representation and warranty made by Seller in this Agreement.

         6.2. INDEMNIFICATION BY SELLER.

                  (a) Seller shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall pay, compensate and reimburse each of the Seller Indemnitees for, any Damages (including reasonable costs and expenses incurred in the investigation, defense or settlement of any claims against a Seller Indemnitee) which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

                           (i) any Breach of any representation or warranty made
by Seller in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifiers contained in such representation or warranty); or

                           (ii) any Breach of any covenant or obligation of
Seller contained in any of the Transactional Agreements;

                  (b) Subject to Section 6.7, in the event any Seller Indemnitee believes that it shall have become entitled to indemnification pursuant to this
Section 6.2, such Seller Indemnitee (subject to Section 6.4) shall notify Seller by registered mail at the address provided in Section 7.3; PROVIDED, HOWEVER, that the Seller Indemnitee's failure to so notify Seller shall not constitute a Breach of this Agreement or any of the other Transactional Agreements; PROVIDED, FURTHER, that the Seller shall not indemnify the Seller Indemnitee for (i) any additional expenses, costs or Damages resulting from the Seller Indemnitee's untimely notice or failure to provide notice pursuant to this Section 6.2 or
(ii) any Damages whatsoever to the extent that the Seller Indemnitee's untimely notice or failure to provide notice pursuant to this Section 6.2 prejudices the Seller.

         6.3. THRESHOLD; CEILING; LIMITS.

                  (a) Seller shall not be required to make any indemnification payment pursuant to Section 6.2 for any Breach of any of its representations, warranties, covenants and obligations until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties or covenants) that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate (the "Basket"); PROVIDED that any individual item of Damages or claim arising from or in connection with any breach of the representations, warranties, obligations or covenants of the Seller of less than $5,000 for which indemnification is sought under Section 6.2 shall not be aggregated for purpose of and shall not be applied towards the Basket. At such time as the total amount of such Damages exceeds the Basket in the aggregate, the Seller Indemnitees shall be entitled to be indemnified against such Damages above the Basket.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller have any liability for indemnification pursuant to Section 6.2 OR OTHERWISE in an aggregate amount in excess of $2,000,000 (the "Cap").

         6.4. EXERCISE OF REMEDIES BY SELLER INDEMNITEES OTHER THAN PURCHASER. No Seller Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof ) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

         6.5. SURVIVAL OF PURCHASER AND ACACIA REPRESENTATIONS.

                  (a) The representations, warranties, obligations and covenants of Acacia and Purchaser shall survive for a period of one (1) year following the Closing Date and all indemnification obligations of Acacia and the Purchaser under this Agreement shall expire on the Expiration Date; PROVIDED, HOWEVER, that if, at any time prior to the Expiration Date, any Purchaser Indemnitee acting in good faith delivers to Purchaser or Acacia a written notice alleging the existence of an inaccuracy of a representation or warranty or the Breach of a covenant made by Purchaser or Acacia and asserting a claim for recovery under this Section 6.5 based upon such inaccuracy or Breach, then the claim asserted in such notice shall survive the Expiration Date until such time as the claim is fully and finally resolved.

         6.6. INDEMNIFICATION BY ACACIA.

                  (a) Acacia shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall pay, compensate and reimburse each of the Purchaser Indemnitees for, any Damages (including reasonable costs and expenses incurred in the investigation, defense or settlement of any claims against a Purchaser Indemnitee) which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

                           (i) any Breach of any representation or warranty made
by Purchaser or Acacia in this Agreement;

                           (ii) any Breach of any covenant or obligation of
Purchaser or Acacia contained in this Agreements;

                           (iii) any Proceeding involving one or more
shareholders of Acacia arising from the Transactions or disclosures made by Acacia or required to be made by Acacia in connection with the Transactions, except for Proceedings relating to fraud or willful misconduct of such Purchaser Indemnitee in connection with the Transactions; or

                           (iv) any Proceeding disclosed on Part 2.16 of the
Disclosure Schedule, except for Proceedings relating to fraud or willful misconduct of such Purchaser Indemnitee or a Breach of a representation or warranty made by the Seller in this Agreement;

                           (v) any Proceeding relating to the actions or
inactions of Acacia, the Purchaser or any of the Acquired Companies after the Closing Date;

                           (vi) any Proceeding in which a Purchaser Indemnitee
is named in their individual capacity as a Representative of the Seller or the Acquired Companies as a party to such Proceeding and such Proceeding relates to the actions or inactions of the Acquired Companies prior to the Closing Date, except to the extent of any Damages that are finally determined by a court of competent jurisdiction to have resulted from fraud or willful misconduct of such Purchaser Indemnitee;

                           (vii) any Proceeding relating to the Cooper Matter
described in Part 2.5(g) of the Disclosure Schedule arising directly or indirectly from the Transactions, the Transactional Agreements or the Letter of Intent as of December 15, 2004, by and among Acacia and Seller.

                           (viii) the investigation, defense or settlement of
any claims related to the matter described in Item 11 of Part 2.16 of the Disclosure Schedule.

                  (b) In the event Purchaser Indemnitee believes that it shall have become entitled to indemnification pursuant to this Section 6.6, such Purchaser Indemnitee shall notify Acacia by registered mail at the address provided in Section 7.3; PROVIDED, HOWEVER, that the Purchaser Indemnitee's failure to so notify Acacia shall not constitute a Breach of this Agreement or any of the other Transactional Agreements; PROVIDED, FURTHER, that Acacia shall not indemnify the Purchaser Indemnitee (i) for any additional expenses, costs or Damages resulting from the Purchaser Indemnitee's untimely notice or failure to provide notice pursuant to this Section 6.6 or (ii) any Damages whatsoever to the extent that the Seller's untimely notice or failure to provide notice pursuant to this Section 6.6 prejudices Acacia.

         6.7. NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. The obligations of a party from whom indemnification is sought (the "Indemnitor") to indemnify the party seeking indemnification (the "Indemnitee") under this Article 6 with respect to Damages resulting from the assertion of liability by a third party (a "Third Party Claim"), will be subject to the following terms and conditions:

                  (a) Any party against whom any Third Party Claim is asserted shall notify the Indemnitor by registered mail at the address provided in
Section 7.3 of any such Third Party Claim promptly after learning of such Third Party Claim, and the Indemnitor may at its option undertake the defense thereof by representatives of its own choosing, who shall be reasonably satisfactory to the Indemnitee, PROVIDED, HOWEVER, that the Indemnitee's failure to so notify Indemnitor shall not constitute a Breach of this Agreement or any of the other Transactional Agreements; PROVIDED, FURTHER, that the Indemnitor shall not indemnify the Indemnitee (i) for any additional expenses, costs or Damages resulting from the Indemnitee's untimely notice or failure to provide notice pursuant to this Section 6.7 or (ii) any Damages whatsoever to the extent that the Indemnitee's untimely notice or failure to provide notice pursuant to this
Section 6.7 materially prejudices the Indemnitor. If an Indemnitor, within thirty (30) days after notice of any such Third Party Claim, or such shorter period as is reasonably required, fails to assume the defense of such Third Party Claim, or does not continue to defend such Third Party Claim in good faith, the Indemnitee against whom such claim has been made shall (upon further notice to the Indemnitor) have the right to undertake jointly with the

Indemnitor the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk, and at the expense, of the Indemnitor, by representatives selected by the Indemnitee who shall be reasonably satisfactory to the Indemnitor. If an Indemnitor elects to assume the joint defense of such Third Party Claim, the Indemnitee shall have the right to employ (at its expense) its own counsel and to participate in such defense. If an Indemnitee reasonably believes that the handling of the defense by the Indemnitor of the Third Party Claim itself would result in a material adverse effect on any Indemnitee or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Article 6, then the Indemnitee may, at its option and expense and through counsel of its choice, jointly with the Indemnitor assume joint control of the defense of such Third Party Claim, provided that nothing in this sentence shall be deemed to relieve the Indemnitor of any liability it may have under this Article 6 other than liability for the expenses of Indemnitee's counsel.

                  (b) Notwithstanding anything in this Section 6.7 to the contrary, the Indemnitor shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne in full by the Indemnitor, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed if and to the extent the Indemnitor has not assumed or failed to timely assume the defense of a Third Party Claim.

                  (c) The parties hereto shall use commercially reasonable efforts to minimize Damages from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, including cooperating in any defense and giving each other reasonable access to information relating thereto.

         6.8. LOSSES NET OF INSURANCE, RECOVERIES, ETC. The amount of any Damages for which indemnification is provided under this Article 6 shall be (i) reduced by (A) any portion of such Damages previously indemnified, (B) any Damages previously indemnified under Article 6 to another Indemnitee with respect to the same facts and circumstances given rise to such indemnification obligation and (C) any amounts actually recovered by the Indemnitee under insurance policies in effect and applicable to such Damages or from any third party with respect to such Damages.

         6.9. SOLE AND EXCLUSIVE REMEDIES. This Article 6 constitutes the sole and exclusive remedy of the parties hereto for any and all Damages under or in connection with this Agreement. No party to this Agreement may avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability. No claim shall be brought or maintained by any party hereto or its Affiliates, successors or permitted assigns against any other party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party set forth or contained in this Agreement, any information, document or material furnished or made available to Purchaser by the Seller or any of their respective authorized representatives in certain "data rooms," management presentations or in any other form in connection with the transactions contemplated by this Agreement, except and solely as set forth in this Article 6. Notwithstanding the foregoing, this exclusive remedy for damages does not preclude a party from bringing an action for fraud or for specific performance or injunctive relief.

         IN NO EVENT WILL PURCHASER OR SELLER BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT.

7.       MISCELLANEOUS

         7.1. FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

         7.2. FEES AND EXPENSES.

                  (a) Except for those expenses specifically set forth in
Section 7.2(b), Purchaser shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by any party hereto in connection with (i) the negotiation, preparation and review of any letter of intent, term sheet or similar document relating to any of the Transactions; (ii) the furnishing of information to the Purchaser and its Representatives in connection with its investigation and review of each of the Acquired Companies or the Intellectual Property Rights; (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions (other than the legal fees and expenses payable to counsel for Seller); (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained by the Purchaser in connection with any of the Transactions; (v) the consummation and performance of the Transactions; and (vi) the registration of the Purchase Shares with the SEC and maintenance of the effectiveness of Acacia's resale registration statement on which such shares shall be registered (as set forth in the Registration Rights Agreement). Notwithstanding anything contained in this Section 7.2(a) to the contrary, Purchaser shall not be obligated to bear any fees, costs and expenses incurred by the Seller in a dispute between Purchase and the Seller with respect to this Agreement, other than such fees, costs or expenses that are otherwise indemnifiable by Purchaser to Seller under the terms of this Agreement, .

                  (b) The Seller shall bear and pay all fees, costs and expenses related to the legal advice and services provided by counsel for Seller in connection with (i) the negotiation, preparation and review of any letter of intent, term sheet or similar document relating to any of the Transactions; (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iii) the registration of the Purchase Shares with the SEC and maintenance of the effectiveness of the Acacia's resale registration statement on which such shares shall be registered (as set forth in the Registration Rights Agreement); and (iv) the obtaining of any Consent required to be obtained by the Seller in connection with any of the Transactions.

                  (c) None of the Acquired Companies shall bear or pay, and Seller shall not permit any of the Acquired Companies to bear or pay, any such fees, costs or expenses.

         7.3. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

         If to Seller:

                  Global Patent Holdings, LLC
                  500 Skokie Blvd., Suite 585
                  Northbrook, IL 60062
                  Telephone: (847) 509-0774
                  Facsimile: (847) 509-1330

         With a copy (in the cases of notices to Seller, which copy shall not constitute notice) to:

                  Chistopher J. DiAngelo, Esq.
                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, NY
                  10019-6092
                  Telephone: (212) 259-8000
                  Facsimile: (212) 259-6333

         If to the Purchaser:

                  Acacia Global Acquisition Corporation
                  500 Newport Drive, Suite 700
                  Newport Beach, CA 92660
                  Attention:  Robert Berman, Esq.
                  Telephone:  (949) 480-8333
                  Facsimile:   (949) 480-8390

         If to Acacia:

                  Acacia Research Corporation
                  500 Newport Drive, Suite 700
                  Newport Beach, CA 92660
                  Attention:  Robert Berman, Esq.
                  Telephone:  (949) 480-8333
                  Facsimile:  (949) 480-8390


         With a copy (in the cases of notices to the Purchaser or Acacia, which copy shall not constitute notice) to:

                  Steven Anapoell, Esq.
                  Greenberg Traurig, LLP
                  650 Town Center Drive, Suite 1700
                  Costa Mesa, California  92626
                  Telephone:  (714) 708-6504
                  Facsimile:  (714) 708-6501

         7.4. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         7.5. HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         7.6. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         7.7. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

         7.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of Seller; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

         7.9. WAIVER.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         7.10. AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and Seller.

         7.11. SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         7.12. PARTIES IN INTEREST. Except for the provisions of Article 6 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, except as expressly provided in such agreements, (ii) no creditor of Seller or any of the Acquired Companies shall have any rights under this Agreement or any of the other Transactional Agreements, and (iii) no shareholder of Acacia shall have any rights under this Agreement or any of the other Transactional Agreements.

         7.13. LIMITATION OF INDIVIDUAL LIABILITY. Notwithstanding anything herein or any other Transactional Agreements to the contrary, or any theory of recovery or principle of law, none of the officers, employees, agents, managers or members of the Seller shall be individually liable for (i) any Breach of any of the representations and warranties made by the Seller, (ii) any Damages suffered by the Purchaser or any of the Seller Indemnitees for any reason whatsoever, (iii) the Indemnification obligations of the Seller pursuant to
Article 6 and (iv) any other obligation of Seller contained in any of the Transactional Agreements, except to the extent otherwise expressly provided in the Noncompetition Agreement, the Goodwill Agreement and the Consulting Agreement with respect to the parties thereto.

         7.14. ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

         7.15. CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.



                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                        "PURCHASER":


                                        ACACIA GLOBAL ACQUISITION CORPORATION,
                                        a Delaware corporation


                                        By: /S/ Robert A. Berman
                                            ------------------------------------
                                        Name: Robert A. Berman
                                        Title: Chief Operating Officer


                                        "ACACIA":


                                        ACACIA RESEARCH CORPORATION
                                        a Delaware corporation


                                        By: /S/ Robert A. Berman
                                            ------------------------------------
                                        Name: Robert A. Berman
                                        Title: Chief Operating Officer

                                        "SELLER":


                                        GLOBAL PATENT HOLDINGS, LLC,
                                        an Delaware limited liability company


                                        By: /S/ Anthony O. Brown
                                            ------------------------------------
                                        Name: Anthony O. Brown
                                        Title: Manager



           [SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this EXHIBIT A):

         ACACIA. "Acacia" shall have the meaning given that term in the Preamble.

         ACQUIRED COMPANIES. "Acquired Companies" shall mean the Entities listed on Part 2.1(e) of the Disclosure Schedule.

         ACTG STOCK. "ACTG Stock" shall mean Acacia Research-Acacia Technologies Common Stock, par value $0.001 per share.

         AFFILIATE. "Affiliate" shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in the immediately preceding sentence, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         AGREEMENT. "Agreement" shall mean the Membership Interest Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         ASSUMPTION AGREEMENT. "Assumption Agreement" has the meaning given that term in Section 4.1.

         Binding LOI. "Binding LOI" shall mean the Letter of Intent between Seller and the Purchaser dated December 15, 2004.

         BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

         BROWN. "Brown" shall mean Anthony O. Brown.

         CASH CONSIDERATION. "Cash Consideration shall have the meaning specified in Section 1.2(a)(i).

         CLOSING. "Closing" shall have the meaning specified in Section 1.3(a).

         CLOSING DATE. "Closing Date" shall have the meaning specified in
Section 1.3(a)

         CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract, other than IP Contracts:

                  (a) to which any of the Acquired Companies is a party;

                  (b) by which any of the Acquired Companies or any of their respective assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or

                  (c) under which any of the Acquired Companies has or may acquire any right or interest.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONSULTING AGREEMENT. "Consulting Agreement" has the meaning given to that term in Section 4.1.

         CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

         DAMAGES. "Damages" shall mean any loss, damage, injury, claim, settlement, judgment, award, fine, penalty, Tax, charge, and expenses (including reasonable attorneys' fees). Notwithstanding anything in the foregoing to the contrary, "Damages" shall not include (i) any decline in value or lost opportunity or any loss, damage, injury, Liability, claim, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature related to either (a) infringement of the Intellectual Property Rights, (b) the validity of the Intellectual Property Rights, (c) the enforceability of the Intellectual Property Rights, or (d) changes in the valuation or calculation of potential revenue from licensing or enforcing the Intellectual Property Rights and (ii) any consequential, indirect, exemplary, special, or incidental damages.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

         EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.3(a)

         EMPLOYEE BENEFIT Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, royalty payment, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, that, "Encumbrances" shall not include (i) Encumbrances reserved against in the Financial Statements, to the extent so reserved, (ii) Encumbrances for current taxes not yet due and payable or taxes identified on Part A of the Disclosure Schedule which are being contested in good faith and for which there are adequate reserves provided by the Seller,
(iii) Encumbrances arising by operation of the federal or state securities laws, including in connection with any private placements of securities, (iv) Encumbrances arising under third-party vendor license, consulting or maintenance agreements for commercially available or "off-the-shelf" software or hardware,
(v) Encumbrances disclosed or arising under the Contracts listed in the Disclosure Schedule, (vi) Encumbrances arising under operations of law in the Ordinary Course of Business.

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

         EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.3(a)

         EXPIRATION DATE. "Expiration Date" . . . Section 6.1(a).

         FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 2.4(a) of the Agreement.

         GAAP. "GAAP" shall mean generally accepted accounting principles consistently applied over the relevant period.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b)..right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         INDEMNITEE. "Indemnitee" has the meaning given in Section 6.7.

         INDEMNITOR. "Indemnitor" has the meaning given in Section 6.7.

         INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean, collectively, all proprietary rights or rights of use in and to all Patents listed in Parts 2.7(a)(i) and (ii) of the Disclosure Schedule, including all grants, registrations and applications relating thereto, and all non-U.S. counterparts thereof, which are (x) used in the business of the Acquired Companies and (y) the absence of which would reasonably be expected to have a Material Adverse Effect.

         INVESTMENT REPRESENTATION LETTER. "Investment Representation Letter" shall mean the investment representation letter attached hereto as EXHIBIT H.

         IP CONTRACT. "IP Contract" shall mean any material Contract:

                  (a) between or among any of the Acquired Companies and/or the Seller and licensees of Intellectual Property Rights;

                  (b) between or among any of the Acquired Companies and/or the Seller and inventors or other Persons who have or may reasonably be expected to claim an interest in any of the Intellectual Property Rights, whether by purchase or license agreements; or

                  (c) between or among any of the Acquired Companies and/or the Seller and law firms engaged to represent the Seller and/or any of the Acquired Companies.

         KNOWLEDGE. "Knowledge" means knowledge of particular facts or circumstances attributable to a Person in accordance with the following rules:

                  (a) with respect to the Seller and the Acquired Companies, those facts or circumstances which are actually known by an officer of the Seller; and

                  (b) with respect to each of the Purchaser and Acacia, those facts or circumstances which are actually known by an officer of the Purchaser and Acacia, respectively.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         LLC INTERESTS. "LLC Interests" shall have the meaning specified in Recital "C" to the Agreement.

         MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall mean:

                  (a) with respect to the Seller and the Acquired Companies, any material adverse change, event, circumstance or development (or aggregation thereof) with respect to, or material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Seller and the Acquired Companies, taken as a whole, but shall not include any adverse effect due to (i) changes in conditions generally affecting the patent licensing and patent enforcement industries in which the Seller and the Acquired Companies participate, including legal decisions or regulatory changes generally affecting the patent licensing and patent enforcement industries in which the Seller and the Acquired Companies participate, (ii) changes in conditions generally affecting the United States economy as a whole, (iii) changes in the infringement, validity or enforceability of the Intellectual Property Rights, or
(iv) changes in the valuation or calculation of potential revenue from licensing or enforcing the Intellectual Property Rights; and

                  (b) with respect to the Purchaser, any material adverse change, event, circumstance or development (or aggregation thereof) with respect to, or material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Purchaser, taken as a whole, which shall include legal action taken by the SEC, a comparable state regulatory agency, state attorney general with regard to violations of any applicable securities laws or other applicable Legal Requirements which occurred prior to the date hereof, but shall not include any adverse effect due to (i) changes in conditions generally affecting the patent licensing and patent enforcement industries in which the Purchaser participates, including legal decisions or regulatory changes generally affecting the patent licensing and patent enforcement industries in which the Seller and Purchaser participates, (ii) changes in conditions generally affecting the United States economy as a whole,
(iii) the infringement, validity or enforceability of the patents owned, licensed or managed by the Purchaser, or (iv) changes in the valuation or calculation of potential revenue from licensing or enforcing the patents owned, licensed or managed by the Purchaser;

         MEMBERSHIP ASSIGNMENT. "Membership Assignment" shall have the meaning set forth in Section 4.1.

         NONCOMPETITION AGREEMENT. "Noncompetition Agreement" has the meaning given to that term in Section 4.1.

         ORDER. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel.

         ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of an Entity shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                  (a) such action is customary and consistent with such Entity's past practices and is taken in the ordinary course of such Entity's normal day-to-day operations;

                  (b) such action is not required to be authorized by such Entity's stockholders (or, in the case of a limited liability company, members), such Entity's board of directors or any committee of such Entity's board of directors (or, in the case of a limited liability company, managers) and does not require any other separate or special authorization of any nature; and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Entities that are engaged in businesses similar to the subject Entity's business.

         ORGANIZATIONAL DOCUMENTS. "Organizational Documents" means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of organization, partnership agreement or limited liability company operating agreement) or which relate to the internal governance of such Person (such as by-laws).

         PATENTS. "Patents" shall mean United States patents, grants, registrations and applications therefor (including, without limitation, any and all extensions, reissues, reexaminations, renewals, and continuation, divisional, and continuation-in-part applications).

         PATENT OFFICES.  "Patent Offices" shall mean the PTO.

         PBGC. "PBGC" means the Pension Benefit Guaranty Corporation created by
Section 4002(a) of ERISA, or any Governmental Body succeeding to the functions thereof.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PLAN. "Plan" means any employee benefit plan or other plan established or maintained by any Person for the benefit of such Person's employees and to which Title IV of ERISA applies.

         PROCEEDING. "Proceeding" shall mean any action, suit, litigation, interference, opposition, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

         PTO. "PTO" shall mean the United States Patent and Trademark Office.

         PURCHASE PRICE. "Purchase Price" shall have the meaning specified in
Section 1.2 of the Agreement.

         PURCHASE SHARES. "Purchase Shares" shall have the meaning specified in
Section 1.2(a)(ii)of the Agreement.

         PURCHASER. "Purchaser" shall mean Acacia Global Acquisition Corporation, a Delaware corporation.

         PURCHASER FINANCIAL STATEMENTS. "Purchaser Financial Statements" shall have the meaning specified in Section 3.5 of the Agreement.

         PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following
Persons:

                  (a) the Seller;

                  (b) the members of the Seller;

         (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and

         (d) the respective successors and assigns of the Persons referred to in clauses "(a)," "(b)," and "(c)" above.

         RECORD. "Record" shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         REGISTRATION RIGHTS AGREEMENT. "Registration Rights Agreement" has the meaning given to that term in Section 4.1.

         RELATED PARTY. Each of the following shall be deemed to be a "Related Party": (a) Seller, and any entity which directly or indirectly controls Seller, is controlled by Seller or is under common control with Seller; (b) each of the members of Seller; (c) each Person who is, or who has at any time been, a director, manager, member, shareholder or officer of Seller, or any of the Acquired Companies; (d) each member of the family of each of the individuals referred to in clauses "(a)," "(b)" and "(c)" above; and (e) any Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses "(a)", "(b)" "(c)" or "(d)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         RELEASE. "Release" has the meaning given to that term in Section 4.1.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the U.S. Securities and Exchange Commission.

         SEC REPORTS. "SEC Reports" shall mean the meaning specified in Section
3.5 of the Agreement.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

         SELLER. "Seller" shall mean Global Patent Holdings, LLC, an Illinois limited liability company.

         SELLER INDEMNITEES. "Seller Indemnitees" shall mean the following
Persons:

                  (a) the Purchaser;

                  (b) the Purchaser's current and future Affiliates and Subsidiaries;

                  (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and

                  (d) the respective successors and assigns of the Persons referred to in clauses "(a)," "(b)," and "(c)" above.

         SUBSIDIARY. "Subsidiary" shall mean with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person or (b) which is required to be consolidated with such Person under GAAP.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by any taxing authority.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         THIRD PARTY. "Third Party" means a Person that is not a party to this Agreement.

         THIRD PARTY CLAIM. "Third Party Claim" has the meaning given that term in Section 6.7

         TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean: (a) this Agreement; (b) the Membership Assignment; (c) the Noncompetition Agreement;
(d) the Consulting Agreement; (e) the Assumption Agreement; and (f) the Registration Rights Agreement.

         TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (I) the sale of the LLC Interests by Seller to the Purchaser in accordance with the Agreement; and (II) the performance by Seller, its members and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by Seller, its members and the Purchaser of their respective rights under the Transactional Agreements.